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                                  EXHIBIT 12(B)

                         THE CHASE MANHATTAN CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (IN MILLIONS, EXCEPT RATIOS)

                                                                           Nine Months Ended
                                                                           September 30, 2000
                                                                           ------------------
EXCLUDING INTEREST ON DEPOSITS
Income before income taxes                                                    $  5,130
                                                                              --------
Fixed charges:
   Interest expense                                                              4,921
   One-third of rents, net of income from subleases (a)                            126
                                                                              --------
Total fixed charges                                                              5,047
                                                                              --------

Less:  Equity in undistributed income of affiliates                                (55)
                                                                              --------

Earnings before taxes and fixed charges, excluding capitalized interest       $ 10,122
                                                                              ========

Fixed charges, as above                                                       $  5,047

Preferred stock dividends                                                           46
                                                                              --------

Fixed charges including preferred stock dividends                             $  5,093
                                                                              ========

Ratio of earnings to fixed charges and
   preferred stock dividend requirements                                          1.99
                                                                              ========

INCLUDING INTEREST ON DEPOSITS
Fixed charges including preferred stock dividends, as above                   $  5,093

Add:  Interest on deposits                                                       6,302
                                                                              --------

Total fixed charges including preferred stock
   dividends and interest on deposits                                         $ 11,395
                                                                              ========

Earnings before taxes and fixed charges, excluding capitalized interest,
   as above                                                                   $ 10,122

Add:  Interest on deposits                                                       6,302
                                                                              --------

Total earnings before taxes, fixed charges and interest on deposits           $ 16,424
                                                                              ========

Ratio of earnings to fixed charges
   and preferred stock dividend requirements                                      1.44
                                                                              ========

(a)   The proportion deemed representative of the interest factor.


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